Exhibit 99.3

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
January 25, 2016	Debra Peterson, 913-353-7569 debra.d.peterson@centurylink.com

CenturyLink announces changes to board of directors

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) today announced it has appointed Martha Bejar, age 53, to its board of directors, effective January 19, 2016.

“Martha brings extensive industry experience and expertise to CenturyLink’s board of directors and we look forward to working with her,” said CenturyLink Chairman of the Board Bill Owens.

Bejar has most recently served as chief executive officer and director of Flow Mobile, Inc., a communications company offering broadband wireless access services, from January, 2012, until December, 2015. Prior to joining Flow Mobile, she was chairperson and CEO of Wipro Infocrossing (a Wipro Company) from 2011 to 2012, responsible for the strategic and operational management of the Infrastructure Technology Outsourcing business at Infocrossing. Bejar joined Wipro in 2009 as president, global sales and operations for Wipro’s IT business and was responsible for the global sales strategy.

Between 2007 and 2009, Bejar worked at Microsoft, where she was corporate vice president for the communications sector. Before Microsoft, she served as Nortel’s president of the Caribbean and Latin America region from 2004 to 2007 and was responsible for sales, operations, and marketing. Prior to Nortel, she held numerous technical and commercial positions at BellSouth Corp. and Bell Communications Research.

Bejar is also co-founder of Red Bison Advisory Group, LLC, a company involved in providing information, communication and technology solutions, and she currently serves on the board of Polycom, Inc.

Bejar holds a B.S. in Industrial Engineering from the University of Miami and an MBA from Nova Southeastern University in Fort Lauderdale, Fla. She is also a graduate of the Advanced Management Program at Harvard University Business School.

“Martha is a great addition to our board. Her years of experience in telecommunications and information technology businesses will enable her to make immediate contributions to CenturyLink’s future,” said Glen Post, CenturyLink CEO and president.

“It is my great pleasure to become a member of this board of directors and a part of this unique company,” Bejar said. “I have been attracted by its time-honored culture and strategic investments, and its unique customer-centric approach to doing business in a dynamic industry that continues to shape our lives.”

Separately, Joseph Zimmel advised the board on January 19, 2016, that he was resigning, effective immediately. Additional details regarding Mr. Zimmel’s resignation, including information provided by Mr. Zimmel, can be found in the Form 8-K filed by the Company on January 25, 2016.

“On behalf of the board, I want to thank Joe for his outstanding contributions to CenturyLink over his many years of service. We wish him the very best in the future,” Owens said.

About CenturyLink

CenturyLink (NYSE: CTL) is a global communications, hosting, cloud and IT services company enabling millions of customers to transform their businesses and their lives through innovative technology solutions. CenturyLink offers network and data systems management, Big Data analytics and IT consulting, and operates more than 55 data centers in North America, Europe and Asia. The company provides broadband, voice, video, data and managed services over a robust 250,000-route-mile U.S. fiber network and a 300,000-route-mile international transport network. Visit CenturyLink for more information.

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